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Exhibit 99.1

                              Unity Bancorp, Inc.
                              64 Old Highway 22
                              Clinton, NJ 08809
                              800 618-BANK
                              www.unitybank.com

President's Message

        I am happy to report that Unity has continued to announce record earnings. For the quarter ended March 31, 2003, Unity reported net income of $1.2 million, or $0.20 per diluted share, a 40.1% increase compared to $0.8 million from the prior year's comparable quarter. Return on average assets and average common equity for the first quarter of 2003, were 1.09% and 17.23%, respectively.

        Despite the sluggish economy, Unity loan demand has continued to be strong, which has significantly enhanced our profitability. Total commercial loans for the first quarter of 2003 are up 31.7% from the prior year's comparable quarter and SBA loans held for investment are up 32.3% from a year ago. Our current loan pipeline suggests that we should continue to see favorable loan growth in these categories during the remainder of the year.

        In addition to our robust loan growth, we are also enjoying continued growth in both our commercial and retail deposits. Total deposits are up 11.4% from a year ago, with non-interest deposits at the end of the first quarter of 2003, up 29.8% from a year ago. As previously reported, in 2003 we will be looking to expand our retail branch network and are currently awaiting approval on our new Bridgewater, New Jersey location. We expect to have the Bridgewater facility opened by mid year.

        We are also very pleased with our investment in Hallmark Title, LLC, which commenced operations in July of 2002. They have already successfully built up a core business and have enjoyed their first quarter of profitable operations.

        We are on track with our financial projections for 2003, and I am very optimistic about the remainder of the year. As we continue to distance ourselves from our troubled past, I am very hopeful that we will see further improvement in our franchise value.

        As a Unity shareholder, I would like to thank you for your continued support. I hope that you make use of all that Unity has to offer for your financial service needs.

Anthony J. Feraro
President and Chief Executive Officer
April 21, 2003

Quarterly Financial Data
Unity Bancorp

	03/31/03	12/31/02	09/30/02	06/30/02	03/31/02
SUMMARY OF INCOME
(in thousands):
Interest income	6,190	6,193	6,227	6,127	5,748
Interest expense	1,939	2,125	2,145	2,184	2,118
Net interest income	4,251	4,068	4,082	3,943	3,630
Provision for loan losses	450	400	375	975	600
Net interest income after provision	3,801	3,668	3,707	2,968	3,030
Noninterest income	2,107	2,116	1,622	2,362	1,891
Noninterest expense	4,055	4,162	3,830	3,900	3,652
Income before income taxes	1,853	1,622	1,499	1,430	1,269
Federal and state income tax provision	701	613	537	514	447
Net Income	1,152	1,009	962	916	822
Preferred dividends	—	—	8	7	8
Net Income	1,152	1,009	954	909	814
Net Income per Common Share:
Basic	0.21	0.19	0.17	0.17	0.15
Diluted	0.20	0.18	0.16	0.16	0.14
COMMON SHARE DATA:
Cash dividends declared
Book value at quarter end	5.16	5.03	4.93	4.93	4.70
Market value at quarter end	7.99	7.85	6.19	6.25	6.18
Average common shares outstanding: (000's)
Basic	5,393	5,411	5,652	5,477	5,389
Diluted	5,671	5,662	5,946	5,834	5,825
Common shares outstanding at period end (000's)	5,393	5,393	5,349	5,646	5,440
OPERATING RATIOS:
Return on average assets	1.09	0.94	0.92	0.91	0.87
Return on average common equity	17.23	15.12	13.53	13.90	13.19
Efficiency ratio	64.62	67.30	67.15	64.18	66.15
BALANCE SHEET DATA
(in thousands):
Assets	445,270	432,874	423,990	410,336	394,230
Deposits	394,025	382,585	374,094	367,312	353,777
Loans	318,612	311,794	303,578	296,266	279,586
Shareholders' equity	27,824	27,106	26,670	28,111	25,860
Allowance for loan losses	4,382	4,094	3,786	3,563	3,180
TAX-EQUIVALENT YIELDS AND RATES:
Interest-earning assets	6.15	6.15	6.30	6.43	6.41
Interest-bearing liabilities	2.39	2.56	2.67	2.83	2.89
Net interest spread	3.76	3.59	3.63	3.60	3.52
Net interest margin	4.19	4.06	4.15	4.14	4.02
CREDIT QUALITY:
Nonperforming assets (in thousands)	3,803	3,753	3,205	4,102	2,806
Allowance for loan losses to period-end loans	1.38	1.31	1.25	1.20	1.14
Net charge offs to average loans	0.21	0.12	0.20	0.80	0.86
Nonperforming assets to loans and OREO	1.19	1.20	1.06	1.38	1.00

CAPITAL AND OTHER:
Total equity to assets	6.25	6.26	6.29	6.85	6.56
Tier I capital to average assets (leverage)	8.59	8.38	8.45	6.91	6.76
Tier I capital to risk-adjusted assets	11.03	11.05	11.47	9.53	9.49
Total capital to risk-adjusted assets	12.28	12.32	12.79	10.70	10.65
Number of banking offices	12	12	12	12	12
Number of ATMs	13	13	13	13	13
Number of employees	160	159	149	151	144

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  Exhibit 99.1
Quarterly Financial Data Unity Bancorp